UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2021

E2open Parent Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E

Austin, TX

(address of principal executive offices)

78759

(zip code)

866-432-6736

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO WS	New York Stock Exchange

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Officers.

The Compensation Committee met on February 24, 2021 to review the compensation of the named executive officers of E2open Parent Holdings, Inc. (the “Company”) for fiscal year 2022, which commences March 1, 2021. The below material compensation decisions were recommended to the Board of Directors and ultimately approved for fiscal year 2022.

Employment Terms and Letter Agreements

The Board of Directors approved the entry into employment letter agreements with the named executive officers that set forth the terms of continued employment with the Company. The form of letter agreement is the same for each executive and provides for the provision of base salary, an annual cash incentive opportunity and a long-term equity opportunity. The agreement also provides for participation in the various health, insurance, retirement, paid time off and other benefits provided to other officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time. Except as provided for in the Executive Severance Plan that each executive is eligible to participate in, the named executive officers are employed on an at-will basis.

Michael Farlekas, President and Chief Executive Officer

•	Base salary - $500,000
•	Executive Annual Incentive Plan - Target bonus set at $750,000
•

2021 Omnibus Incentive Plan - Initial equity grant with an aggregate grant date fair value equal to $4,500,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria. All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed.  Mr. Farlekas will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $4,500,000.

Jarett J. Janik, Chief Financial Officer

•	Base salary - $350,000
•	Executive Annual Incentive Plan - Target bonus set at $400,000
•

2021 Omnibus Incentive Plan - Initial equity grant with an aggregate grant date fair value equal to $2,000,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria.  All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed.  Mr. Janik will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $2,000,000.

Pete Hantman, Chief Operating Officer

•	Base salary - $375,000
•	Executive Annual Incentive Plan - Target bonus set at $500,000
•

2021 Omnibus Incentive Plan - Initial equity grant with an aggregate grant date fair value equal to $2,000,000, with 33% awarded in the form of stock options subject to performance and service based vesting criteria and the remaining grant awarded in the form of restricted stock units, 50% of which will be subject to performance and service based vesting criteria and 50% of which will be subject solely to service based vesting criteria.  All grants will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement previously filed.  Mr. Hantman will be eligible for long-term incentive grants each fiscal year beginning with fiscal year 2023, with the target value of such grants expected to be not less than $2,000,000.

Executive Annual Incentive Program

The Board approved the adoption of an Executive Annual Incentive Program, which provides for a cash bonus to our executive team, including our named executive officers, upon achievement of specific performance milestones. The objective of the Executive Annual Incentive Program is to reward achievement of annual financial performance goals, and to establish appropriate company performance expectations to ensure executives are accountable for the Company’s continued growth and financial performance.

Performance measures and goals for determining named executive officers’ fiscal year 2022 annual incentive awards are based on the Company’s achievement of financial performance goals, including organic revenue growth, net bookings, and adjusted EBITDA. For each performance measure, 100% of the bonus opportunity will be paid with respect to such metric if target performance is achieved. Payout begins at 25% of target for both net bookings and adjusted EBITDA while payout begins at 50% of target for organic revenue growth. All payouts max out at 200% of target. No bonus will be allocated to a performance measure if minimum threshold results are not achieved.

The Executive Annual Incentive Program will be administered by the Compensation Committee.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number		Description

10.1	—	Form of Employment Letter Agreement
10.2	—	Executive Annual Incentive Plan of E2open Parent Holdings, Inc.
104	—	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: March 1, 2021	By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President, General Counsel

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